SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: June 27, 2006
FIRST FINANCIAL BANCORP.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	0-12379 (Commission File Number)	31-1042001 (IRS Employer Identification No.)

300 High Street Hamilton, Ohio (Address of principal executive offices)		45011 (Zip Code)
Registrant’s telephone number, including area code: (513) 867-5447
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Form 8-K	First Financial Bancorp.
Item 1.01 Entry into a Material Definitive Agreement.
Mark W. Immelt, Executive Vice President — Wealth Resource Group, will retire from his position at year-end. Mr. Immelt will continue as an employee through December 31, 2006 and will assist in the management transition. First Financial Bancorp. remains committed to the success and growth of this important Wealth Resource line of business.
Mr. Immelt has been with First Financial or its affiliates since December 1996. He became executive vice president of Wealth-Management of First Financial on April 1, 2005. Previously, he had served as president and chief executive officer of First Financial Bank, N.A., a wholly owned subsidiary of First Financial, since December of 1999. From December 1996 until November 1999, he served as senior vice president and senior trust officer of First Financial Bank.
In connection with his departure at year-end, on June 27, 2006, First Financial Bancorp. entered into a separation agreement with Mr. Immelt. Pursuant to the agreement, First Financial will provide Mr. Immelt with those benefits set forth in his employment agreement with the company dated September 12, 2000. Mr. Immelt will receive total compensation related to his departure equal to approximately $822,000 and will continue certain benefits from the company for a period of two years following his termination. Mr. Immelt will continue to be bound by the provisions of his employment agreement concerning confidentiality and non-competition. Further, Mr. Immelt will release First Financial Bancorp, its affiliates, directors, officers, employees and agents from any and all claims.

Form 8-K	First Financial Bancorp.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL BANCORP.

	By:	/s/ J. Franklin Hall

J. Franklin Hall Senior Vice President and Chief Financial Officer

Date: June 29, 2006